UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of report (Date of earliest event reported): May 28, 2024

EMPLOYERS HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)
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Nevada
(State or Other Jurisdiction of Incorporation)

001-33245			04-3850065
(Commission File Number)			(I.R.S. Employer Identification No.)

2340 Corporate Circle, Suite 200
	Henderson,	Nevada
(Address of Principal Executive Offices)

89074
(Zip Code)
Registrant’s telephone number including area code: (888) 682-6671

No changes since last report
(Former Name or Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	EIG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 - Registrant's Business and Operations
Item 1.01.    Entry into a Material Definitive Agreement.
On May 28, 2024, Employers Holdings, Inc. (“EHI”) entered into a Credit Agreement (the “Credit Agreement”) with a Wells Fargo, as both administrative agent and issuing lender. The Credit Agreement provides for a $25.0 million, unsecured, three-year revolving credit facility and is guaranteed by certain of EHI’s wholly owned subsidiaries. As of the closing, the subsidiary guarantors are Employers Group, Inc. and Cerity Group, Inc.
The interest rates applicable to loans under the Credit Agreement are generally based on either: (i) a base rate, defined as the higher of the Prime Rate, the Federal Funds Rate plus 1.25% and the Adjusted Term SOFR Rate for a one-month tenor plus 1.75%, or (ii) an Adjusted Term SOFR Rate, defined as the applicable Adjusted Term SOFR Rate plus 1.75%. Borrowings under the Credit Agreement may be used for working capital and general corporate purposes of EHI and its subsidiaries.
The Credit Agreement contains covenants that require EHI and its consolidated subsidiaries to maintain: (i) a minimum consolidated net worth, defined as EHI’s total stockholders’ equity excluding any accumulated other comprehensive income or loss, of no less than $800 million; and (ii) a debt to total capitalization ratio of no more than 35%, in each case as determined in accordance with the Credit Agreement.
In addition, the Credit Agreement contains certain customary representations, warranties and affirmative and negative covenants, including covenants that, among other things, limit the ability of EHI and its subsidiaries to incur certain types of liens, to incur indebtedness, to consummate certain mergers or consolidations, and to use proceeds of borrowings under the Credit Agreement for other than permitted uses, as well as certain customary events of default, including the occurrence of a change of control. These covenants are subject to various important exceptions and qualifications.
Unless terminated earlier by EHI, the Credit Agreement is scheduled to expire on the third anniversary of its effective date, subject to certain maturity extensions of revolving loans with lender consent according to the terms of the Credit Agreement. Amounts due under the Credit Agreement may be accelerated upon an “Event of Default,” as defined in the Credit Agreement, such as failure to pay amounts owed thereunder when due, a breach of a covenant, material inaccuracy of a representation or the occurrence of bankruptcy, if not otherwise waived or cured.
Pursuant to the terms of the Credit Agreement, EHI has an option to request an increase of the credit available under the facility up to a maximum facility amount of $10.0 million, subject to the consent of the lender(s) and the satisfaction of certain conditions.
The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and incorporated by reference herein.
Wells Fargo, or any other future lender under the Credit Agreement, or their respective affiliates, have provided, and may in the future from time to time provide, certain commercial and investment banking, underwriting, lending, trust, financial advisory and other services in the ordinary course of business for EHI and its subsidiaries, for which they have in the past, and may in the future, receive customary compensation for such services.

Section 2 – Financial Information
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Section 9 – Financial Statements and Exhibits
Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Description
10.1
Credit Agreement, dated as of May 28, 2024, by and among Employers Holdings, Inc., as Borrower, the lenders referred to therein, and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender

104	Cover Page Interactive Data File (embedded within the Inline XBRL document contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPLOYERS HOLDINGS, INC.
Dated:	May 29, 2024	/s/ Michael S. Paquette
Michael S. Paquette
Executive Vice President,
Chief Financial Officer